Exhibit 8.1

November 6, 2006

Atlantic Southern Financial Group, Inc.	Sapelo Bancshares, Inc.
4077 Forsyth Road	1200 Northway
Macon, Georgia 31210	Darien, Georgia 31305

Re: Merger of Sapelo Bancshares, Inc. into Atlantic Southern Financial Group, Inc.

Ladies and Gentlemen:

You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”) of the proposed merger (the “Merger”) of Sapelo Bancshares, Inc. (“Sapelo”), a corporation organized and existing under the laws of the State of Georgia with its principal office located in Darien, Georgia, with and into Atlantic Southern Financial Group, Inc. (“Atlantic”), a corporation organized and existing under the laws of the State of Georgia with its principal office located in Macon, Georgia, with Atlantic as the surviving entity, in accordance with the terms set forth in that certain Amended and Restated Agreement and Plan of Reorganization by and among Atlantic Southern Financial Group, Inc., Atlantic Southern Bank, Sapelo Bancshares, Inc., and Sapelo National Bank Dated as of September 27, 2006 (the “Reorganization Agreement”), and incorporated herein by reference.  You also have requested our opinion as to the tax consequences under the Code of the proposed merger (the “Bank Merger”) of Sapelo National Bank (“SNB”), a national banking association, with and into Atlantic Southern Bank (“ASB”), a Georgia chartered bank, with ASB as the surviving entity, in accordance with the terms set forth in the Reorganization Agreement.  The Bank Merger shall occur immediately after the Merger is effected.  Specifically, you have requested us to opine that both the Merger and the Bank Merger will each constitute a “tax-free” reorganization within the meaning of Section 368 of the Code.

In rendering the opinions expressed below, we have examined the following documents (the “Documents”):

(a)                                  The Reorganization Agreement;

(b)                                 The Officer’s Tax Certificates of each of Sapelo and Atlantic that have been delivered to the undersigned and incorporated herein by reference;

(c)                                  The Registration Statement of Atlantic and Joint Proxy Statement/Prospectus of Atlantic and Sapelo related to the Merger; and

(d)                                 Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete.  Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Reorganization Agreement will be effected in accordance with the terms thereof.

Finally, with your permission we have assumed that the sum of (i) the amount of any cash and the value of any property other than Atlantic stock paid to Sapelo shareholders, including cash paid to Sapelo shareholders who exercise their statutory right to dissent to the Merger, (ii) the amount of cash and the value of any property other than Atlantic stock given as consideration by Atlantic (or a person related to Atlantic within the meaning of Treasury Regulation Section 1.368-1(e)(2)) in exchange for Sapelo stock prior to, but in contemplation of, the Merger or in redemption of Atlantic stock after the Merger, and (iii) the amount of cash paid to Sapelo shareholders in lieu of the issuance of fractional shares of Atlantic stock will not exceed sixty percent (60%) of the sum of the total value of the Sapelo stock outstanding immediately prior to the effective time of the Merger and the total value of any Sapelo stock purchased by Atlantic (or a person related to Atlantic within the meaning of Treasury Regulation Section 1.368-1(e)(2)) prior to, but in contemplation of, the Merger.

OPINION

Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) to which Sapelo and Atlantic are parties.  Accordingly, it is our opinion that:

a.                                       No gain or loss will be recognized for federal income tax purposes by a Sapelo shareholder upon the exchange of shares of Sapelo stock solely for shares of Atlantic stock, other than gain, if any, recognized with respect to the cash received in lieu of the issuance of a fractional share of Atlantic stock, which will be taxed in the manner decribed in paragraph d. below.  Code Section 354(a)(1).

b                                         Gain, but not loss, will be recognized for federal income tax purposes by a Sapelo shareholder upon the exchange of shares of Sapelo stock for shares of Atlantic stock and cash.  The amount of gain that will be recognized by a Sapelo shareholder will equal the lesser of the cash received by the shareholder (not including cash received in lieu of fractional shares, which will be taxed in the manner described in d. below) or the amount of gain realized by the shareholder.  Code Section 356(a)(1).  The amount of gain realized by the shareholder will equal the excess, if any, of the cash received (not including cash received in lieu of the issuance of a fractional share of Atlantic stock) plus the fair market value of the Atlantic stock received in the Merger over the shareholder’s basis in his or her Sapelo stock.  Code Section 1001.  Generally, any gain or loss recognized by any such Sapelo shareholder will be capital gain or loss, provided (i) the Sapelo stock cancelled in the Merger constitutes a capital asset in the hands of such shareholder at the time of the Merger, and (ii) the requirements of one of Section 302(b)(1), (2), or (3) of the Code are met.  The determination of whether the requirements of one of Section 302(b)(1), (2), or (3) of the Code are met will be made based upon the assumption that each Sapelo shareholder received only Atlantic stock in the Merger and that a portion of the Atlantic stock was then redeemed for cash.  Commissioner v. Clark, 489 U.S. 726 (1989).  In addition, each Sapelo shareholder, in making the determination of whether the requirements of one of Section 302(b)(1), (2) or (3) of the Code are met, must include both (x) the Atlantic stock and cash consideration received for his or her Sapelo stock and (y) the Atlantic stock and cash consideration received for Sapelo stock owned by persons related to the Sapelo shareholder as defined in Section 318 of the Code.  Code Section 356(a)(2).  In that the facts that need to be known in order to determine whether one of the redemption tests is met are personal to each shareholder, each affected Sapelo shareholder will need to consult with such shareholder’s own tax advisor for the tax effect of such redemption (i.e., exchange treatment or dividend).

c.                                       A Sapelo shareholder receiving only cash in exchange for his or her Sapelo stock in the Merger, whether as a result of such shareholder’s election to receive solely cash as provided in the Reorganization Agreement, a decision by such shareholder to exercise his or her statutory right to dissent in connection with the Merger, or otherwise, generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in his or her Sapelo stock surrendered in the Merger.  Code Section 1001(a).

d.                                      Cash, if any, received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by Atlantic.  The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed.  Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

d.                                      The basis of the Atlantic stock, not including any basis allocable to any  fractional share of Atlantic stock that is treated as issued in the Merger and immediately redeemed, that is received by a Sapelo shareholder in the Merger will equal the shareholder’s basis in the Sapelo stock surrendered therefor.  Code Section 358(a)(1).

e.                                       The holding period of the Atlantic stock received by a Sapelo shareholder will include the period during which such shareholder held the Sapelo stock surrendered therefor, provided the Sapelo stock was a capital asset in the hands of such shareholder at the time of the Merger.  Code Section 1223(1).

f.                                         No gain or loss will be recognized by Atlantic or Sapelo as a consequence of the Merger, except for deferred gain or income, if any, required to be recognized  in accordance with the consolidated return regulations of the Code..  Code Section 361(a).

Based upon the foregoing, it is our opinion that the Bank Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) to which Sapelo and Atlantic are parties. Treasury Regulation Section 1.338-3(d)(3) and (5), Example (i).  Accordingly, it is our opinion that:

a.                                       No gain or loss will be recognized for federal income tax purposes by Atlantic upon the exchange of shares of SNB stock solely in exchange for the issuance (or deemed issuance if no additional shares of ASB are actually issued to Atlantic in the Bank Merger) of shares of ASB.  Code Section 354(a)(1).

b.                                      No gain or loss will be recognized by Atlantic, ASB, or SNB as a consequence of the Bank Merger, except for deferred gain or income, if any, required to be recognized  in accordance with the consolidated return regulations of the Code..  Code Section 361(a).

*   *   *   *   *

Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time.  Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.

In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain Sapelo shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Sapelo common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code, and shareholders who acquired their shares of Sapelo stock pursuant to the exercise of Sapelo options or otherwise as compensation.

This opinion letter is being furnished only to the party to which it is addressed and is solely for its benefit.  No other person shall be entitled to rely on the opinions contained herein without our prior express written consent.  Except for its inclusion in the Registration Statement on Form S-4 of Atlantic, to which this opinion is attached as an exhibit with our consent, this opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

Very truly yours,

/s/ POWELL GOLDSTEIN LLP

POWELL GOLDSTEIN LLP